                                                                      EXHIBIT 11

            Philadelphia Consolidated Holding Corp. and Subsidiaries
                       Computation of Earnings Per Share
          (Dollars and Share Data in Thousands, Except Per Share Data)

                                                        As of and For the Years Ended December 31,
                                                        ------------------------------------------
                                                         2001             2000              1999
                                                        -------          -------           -------
Weighted-Average Common Shares Outstanding               16,529           12,178            12,501

Weighted-Average Share Equivalents Outstanding              656            2,412             2,615
                                                        -------          -------           -------
Weighted-Average Shares and Share Equivalents
 Outstanding                                             17,185           14,590            15,116
                                                        =======          =======           =======

Net Income                                              $30,559          $30,770           $18,843
                                                        =======          =======           =======

Basic Earnings Per Share                                  $1.85            $2.53             $1.51
                                                          =====            =====             =====

Diluted Earnings Per Share                                $1.78            $2.11             $1.25
                                                          =====            =====             =====